Exhibit 23a
Consent of Independent Registered Public Accounting Firm
and Report on Schedules

We consent to the use in Registration Statement No. 333-33903 of Investors Title Company (the “Company”) and Subsidiaries on Form S-8 of our report dated March 16, 2006, incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedules of the Company, listed in Item 15 as of December 31, 2005 and December 31, 2004 and for the years then ended. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth herein.

/s/ Dixon Hughes PLLC
Dixon Hughes PLLC
High Point, North Carolina March 16, 2006